Exhibit 23.1



            Independent Auditors' Consent



The Board of Directors
Immunomedics, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-16260) on Form S-8 of Immunomedics, Inc. of our reported dated August 1, 1996 relating to the consolidated balance sheets of Immunomedics, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report is included in the June 30, 1996 Annual Report on Form 10-K of Immunomedics, Inc.



Short Hills, New Jersey
September 26, 1996